EXHIBIT 10.66

Employee:	John Caldwell
Number of Shares:	200,000
Exercise Price:	$1.55 (USD)
Date of Award:	October 6, 2004

SMTC Corporation

Non-Statutory Stock Option

Granted Under the Amended SMTC Corporation/

SMTC Manufacturing Corporation of Canada

2000 Equity Incentive Plan

This Stock Option (“Award”) is granted by SMTC Corporation, a Delaware corporation (the “Company”), to John Caldwell, President and Chief Executive Officer of the Company(“Employee”), pursuant to the Amended SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan (the “Plan”). This option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date hereof has been furnished to the Employee with this option. Capitalized terms not otherwise defined in this Award shall have the meanings given to them in the Plan.

1. Grant of Option; Vesting.

(a) Grant. This Award evidences the grant by the Company on October 6, 2004 to the Employee of a Stock Option to purchase, in whole or in part, on the terms herein provided, a total of 200,000 shares of Stock (the “Shares”) at an exercise price of $1.55 (USD) per Share, which is not less than the fair market value of the Stock on the date of this Award. It is intended that the Stock Option evidenced by this certificate shall be a non-statutory stock option.

(b) Vesting. The option to purchase Shares pursuant to this Award shall vest and become exercisable in installments as set forth in this paragraph.

100,000 Shares on the date of this Award

50,000 Shares on December 31, 2005

50,000 Shares on December 31, 2006

The right of exercise will be cumulative and options that become exercisable shall remain exercisable until terminated in accordance with this certificate and the Plan. Notwithstanding the foregoing, immediately upon the cessation of the Employee’s active employment or other service relationship with the Company and its Affiliates (without regard to any notice period required by law), this Award will cease to be exercisable, and to the extent not already fully vested will be forfeited, as and to the extent provided in clauses (A), (B) and (C) (whichever is applicable) of Section 6(a)(5) of the Plan.

(c) Termination. Subject to earlier termination in accordance with the Plan and the provisions of this Award, this Award shall terminate on October 6, 2014.

2. Exercise of Option.

Each election to exercise this Award shall be in writing, signed by the Employee or Employee’s executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and received by the Administrator, accompanied by this certificate, and payment in full as provided in the Plan. The exercise price may be paid by cash or check acceptable to the Administrator, or, if so permitted by the Administrator, (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or by (iii) delivery of a combination of the foregoing, all subject to the provisions of Section 6(b)(3) of the Plan.

3. Notice of Disposition.

The person exercising this Award shall notify the Administrator when making any disposition of the Shares acquired upon exercise of this Award, whether by sale, gift or otherwise. If the Award is exercised by the Employee’s Legal Representative, the Administrator may require satisfactory evidence that such Legal Representative has the right to so exercise.

4. Agreement Regarding Taxes.

If at the time this Award is exercised the Administrator determines that under applicable law and regulations the Company could be liable for the withholding of any U.S. or Canadian federal or state or provincial tax with respect to the exercise or with respect to a disposition of any Shares acquired upon exercise of this Award, this option may not be exercised unless the person exercising this option makes such payments to (or makes other arrangements satisfactory to the Administrator with) the Company and gives such other security as the Administrator deems adequate to meet the liability or potential liability of the Company for the withholding of tax and, in the case of any such security, agrees to augment such security from time to time in any amount reasonably determined by the Administrator to be necessary to preserve the adequacy of such security.

5. Nontransferability of Option.

This Award is not transferable by the Employee otherwise than by will or the laws of descent and distribution, and is exercisable during the Employee’s lifetime only by the Employee.

6. Governing Law.

This Award shall be construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

SMTC CORPORATION

By:	/s/ W.T. Brock
Name:	W.T. Brock
Title:	Director

Dated: October 6, 2004